Exhibit 10.73
ADVANCED MICRO DEVICES, INC. EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
FOR EXECUTIVE AND SENIOR VICE PRESIDENTS
(Effective February 3, 2025)

INTRODUCTION
The Advanced Micro Devices, Inc. Executive Severance Plan for Executive and Senior Vice Presidents (the “Plan”) is designated to provide separation pay to eligible terminating employees.
ELIGIBILITY AND PARTICIPATION

You become eligible to participate in the Plan if you meet all of the following criteria:

•you are employed in the United States by Advanced Micro Devices, Inc. (“the Company” or “AMD”) or a subsidiary of AMD (AMD and its subsidiaries, collectively, the “AMD Group”);
•you are employed at the Executive Vice President or Senior Vice President level;
•you receive a written Notice stating you are eligible to participate in this Plan; and
•you are not covered by an individual agreement that provides severance benefits (other than severance benefits in connection with a change in control of the Company).
The business decisions that may result in you becoming eligible to participate in the Plan are made by AMD. However, whether you are eligible to receive benefits under the Plan is decided by the Plan Administrator (defined below) in its sole discretion.
An employee who commences participation in the Plan is called a “Participant.” Your participation ends when you are no longer eligible to receive any Plan benefits. AMD Group contractors are not eligible to participate in the Plan, nor are periods of service as a contractor service provider counted towards eligibility for benefits under the Plan.

This Plan is intended to represent the exclusive severance benefits payable to a Participant by the AMD Group. Accordingly, any Participant who is entitled to receive severance benefits payable in connection with a change of control of the Company (or any other member of the AMD Group) pursuant to a change in control agreement is prohibited from also receiving severance benefits under this Plan. In other words, a Participant may not collect severance benefits under this Plan if the Participant receives benefits under a change in control agreement between the Participant and any member of the AMD Group.

For purposes of this Plan, “For Cause,” as determined in the sole discretion of the Plan Administrator, is defined as (a) a violation of your obligations regarding confidentiality, or the protection of sensitive, confidential, or proprietary information and trade secrets; (b) an act or omission by you resulting in your being charged with a criminal offense involving moral turpitude, dishonesty, or breach of trust; (c) conduct by you which constitutes a felony (or state law equivalent), or your plea of guilty or nolo contendere with respect to a felony (or state law equivalent) under applicable law; (d) conduct by you that constitutes gross neglect; (e) your insubordination or refusal to implement lawful directives of your manager; (f) your chronic absenteeism other than an approved leave of absence per AMD’s policies; your failure to cooperate with any internal investigation of any member of the AMD Group; (h) the Plan Administrator’s determination that you violated AMD’s Worldwide Standards of Business Conduct or committed other acts of misconduct, or your violation of state or federal law relating to the workplace (including laws related to sexual harassment or age, sex or other prohibited discrimination); (i) your material breach of the AMD Agreement, any AMD Group policy, or any written agreement between you and any member of the AMD Group; (j) your failure to substantially perform your job duties with the AMD Group; or (k) your poor performance of your job duties as determined in the sole discretion of the Plan Administrator.

For purposes of this Plan, you will be considered to be disabled if you are receiving salary continuation payments under a short-term disability policy or a long-term disability plan of any member of the AMD Group.
BENEFITS
If you are eligible, you will become a Participant and receive the benefits set forth in Schedule A (attached), only if you meet the criteria for payment set forth in this Plan and you accept and return a complete and irrevocable Agreement and Release substantially in the form set forth in Schedule B (attached) in accordance with its terms.

As set forth in Schedule A, your benefits may be reduced by any amounts payable pursuant to the Worker Adjustment and Retraining Notification Act or any other legally imposed terms and conditions of employment under applicable federal, state or local statute, regulation or ordinance.
To receive benefits under the Plan, you must:

•not voluntarily terminate your employment, resign or retire with or from the AMD Group for any reason;
•be involuntarily terminated from the AMD Group other than (a) For Cause, (b) as a result of a disability or death, or (c) through automatic termination due to an extended leave of absence;
•not have been offered a job with a company or organization that purchases (or has purchased) some or all of the operation in which you are employed, or is a direct or indirect successor in ownership or management of the operation in which you are employed;
•not have been offered a job with a company or organization that is affiliated (directly or indirectly) with the Company;
•not receive severance pay or benefits under an individual agreement with a member of the AMD Group (including severance benefits under a change in control agreement);
•execute and deliver to the Company a complete and irrevocable release of claims in the form provided to you by the Company;

•continue as a satisfactory employee until released by the applicable member of the AMD Group in accordance with its needs; and
•abide by such other written terms and conditions as the Company may establish as a condition to participation in, or payment of benefits under, the Plan.

FORM AND TIMING OF BENEFIT

The cash severance benefits payable hereunder may, at the discretion of the Plan Administrator, be paid in a lump sum cash payment or any other form of payment as determined by the Plan Administrator. If payment of the cash severance benefits is in the form of a lump sum cash payment, the payment shall be made as soon as administratively practicable following your date of termination or earlier, if required to comply with federal or state law. Alternatively, the cash severance benefits may be paid in some other method of payment as determined by the Plan Administrator in its sole discretion. Notwithstanding any provision of the Plan to the contrary, all payments of cash severance benefits under this Plan shall be made no later than the end of the second calendar year following the year in which your termination of employment by the AMD Group occurs.

Notwithstanding any provision of the Plan (including Schedule A) to the contrary, if you are deemed by the Company at the time of your date of termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the benefits to which you are entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six-month period measured from the date of the your “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) or (b) the date of your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) delay period, all payments subject to and deferred pursuant to this paragraph shall be paid in a lump sum to you.

AMENDMENT AND TERMINATION
Although the Company expects to maintain the Plan indefinitely, it reserves the right to amend, modify or terminate this Plan at any time. The Company also delegates the right to amend the Plan to the Plan Administrator but any such amendments shall be on behalf of the Company and in a settlor, not fiduciary, capacity. Entitlement to severance benefits under the Plan are not guaranteed and may be eliminated in the future in the sole discretion of the Plan Administrator, except where benefits under the Plan have been provided or promised by AMD in a fully-executed and enforceable Severance Agreement and General Release made effective at the time of the employee’s termination of employment. Consideration provided by AMD under such a Severance Agreement and General Release, once fully executed and effective, shall not be subject to modification or termination unilaterally by AMD or the Plan Administrator.

NON-ALIENATION OF BENEFITS
No Plan benefit can be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.

LEGAL CONSTRUCTION
This Plan is drawn under and shall be construed in accordance with the Employee Retirement Income Security Act of 1976, as amended (“ERISA”) and, to the extent not preempted by ERISA, with the laws of the State of Texas.

ADMINISTRATION AND OPERATION OF THE PLAN
The Company is the “Plan Sponsor” and the “Plan Administrator” of the Plan as such terms are used in ERISA. However, the Company may designate any person or a committee as the fiduciary designated to administer the Plan. Until determined otherwise, the Plan Administrator shall be AMD’s Benefits Plan Administrative Committee (the “Administrative Committee”). A member of the Administrative Committee will not vote or act upon any matter relating solely to himself/herself.

The Plan Administrator of the Plan is the named fiduciary that has the authority to control and manage the operation and administration of the Plan. The Plan Administrator has full and absolute discretion to make such rules, regulations, interpretations of the Plan, make such computations as it may deem appropriate under the Plan, construe all provisions of the Plan, to correct any defect, supply any omission, or reconcile any inconsistency which may appear in the Plan, to determine all questions relating to eligibility and all other matters relating to benefits under the Plan, and to determine all controversies relating to the administration of the Plan. The Plan Administrator’s determinations and other actions shall be conclusive and binding upon all persons. The Plan Administrator may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. The responsibilities of the Plan Administrator under the Plan shall be carried out on its behalf by the Company’s directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Company or the Plan Administrator may delegate any of its fiduciary responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.

The Plan Administrator has full and absolute discretion in the exercise of its authority under this Plan, including without limitation, the authority to determine any person’s right to benefits under the Plan, the correct amount and form of any benefits, the authority to decide any appeal, the authority to review and correct the actions of any prior administrative committee, and all of the rights, powers, and authorities specified in the Plan. Notwithstanding any provision of law or any explicit or implicit provision of this document, any action taken or ruling or decision made, by the Plan Administrator in the exercise of any of its powers and authorities under the Plan, shall be final and conclusive as to all parties, regardless of whether the Plan Administrator or one or more of its members may have an actual or potential conflict of interest with respect to the subject matter of the action, ruling, or decision. Thus, no final action, ruling, or decision of the Plan Administrator shall be subject to de novo review in any judicial proceeding and no final action, ruling, or decision of the Plan Administrator may be set aside unless it is held to have been arbitrary and capricious by a final judgment of a court having jurisdiction with respect to the issue.

BASIS OF PAYMENTS TO AND FROM THE PLAN
All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

WITHHOLDING TAXES

The Company may (or may cause any member of the AMD Group to) withhold from all payments to you pursuant to this Plan all taxes that are required to be withheld under applicable federal, state or local law.

DENIAL OF BENEFITS
If you are terminated, the Plan Administrator will notify you of your entitlement to severance benefits. If you are denied severance benefits, you may file a claim for Benefits. Under normal circumstances, your claim will be acted upon by the Plan Administrator within 90 days (up to 180 days if special circumstances require a delay) of receipt of your claim. If your claim is denied or reduced for any reason, the Plan Administrator will notify you of its action and the reasons why, with specific references to the Plan provisions that apply. The Plan Administrator will also tell you how you can appeal the decision. If the Plan Administrator does not act upon your claim within 90 days, your claim is deemed denied.
If your claim is denied or reduced, or the Plan Administrator does not act upon your claim within 90 days, you may file an appeal with the Plan Administrator for a full and fair review of the denial of your claim. To do this, you must submit a written appeal to the Plan Administrator stating the reason you believe you are entitled to benefits. You shall have the opportunity to submit written comments, documents, records and other information relating to your claim. You (or your duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim. A decision on a request for review will be made not later than 60 days after receipt of a written request for review unless special circumstances require an extension of time for processing (such as the need to hold a hearing), in which event a decision should be rendered as soon as possible, but in no event later than 120 days after such receipt by giving you written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial 60 day period. The decision on appeal shall be written and shall include specific reasons for the decision, written in a manner calculated to be understood by you, with specific references to the pertinent Plan provisions on which the decision is based, a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, and a statement of your right to bring an action under ERISA section 502(a).

In carrying out its responsibilities under the Plan, the Plan Administrator has full and final discretion to interpret the terms of the Plan and to determine eligibility for and entitlement to benefits in accordance with the terms of the Plan.

No legal action for benefits under the Plan shall be brought unless and until you have followed the appeal procedure set forth above and have your request for Plan benefits denied both initially and on appeal. No legal action for benefits under the Plan shall be brought after one year following the date your benefits under the Plan originally were denied or deemed denied.

OTHER PLAN INFORMATION
Plan Identification Number: 526
Employer Identification Number: 94-1692300

Ending of the Plan’s Fiscal Year: The 52/53 week period ending on the last Saturday in December of each year and coincides with the fiscal year of AMD.

Agent for the Service of Legal Process: The Plan’s agent for service of legal process is: CT CORPORATION SYSTEM at either of the following addresses: 1350 Treat Blvd., Suite 100, Walnut Creek, CA 94596 (925) 287-2900 or 350 North St. Paul Street, Suite 2900, Dallas, TX 75201 (214) 979-
1172.
Plan Sponsor and Administrator: The Plan Sponsor is Advanced Micro Devices, Inc, and the Plan Administrator of the Plan is the Administrative Committee of the Company, each of which may be contacted at 2485 Augustine Drive, Santa Clara, California 95054, 408-732-2400. The Plan Administrator is the named fiduciary charged with responsibility for administering the Plan.

ERISA/Section 409A: The Plan is not intended to be an “employee pension benefit plan” within the meaning of section 3(2) of ERISA. Rather, the Plan is intended to constitute a “severance pay plan” within the meaning of Title 29, Code of Federal Regulations, § 2510.3-2(b). Payments under the Plan are intended to be exempt from or comply with Section 409A of the Code.

STATEMENT OF ERISA RIGHTS

As a Participant in the Plan, you’re entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits
•Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed for the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
•Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforcement of Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time periods.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you’re discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you’re successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration (EBSA), U.S. Department of Labor, listed in your telephone directory, or at www.dol.gov/ebsa, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.

SCHEDULE A

In exchange for a signed Severance Agreement and General Release, the following severance benefits will be paid to eligible Participants who are actively employed at the Executive Vice President or Senior Vice President level at the time of their covered termination, under the Advanced Micro Devices, Inc. Executive Severance Plan for Executive and Senior Vice Presidents:

1.A single lump sum cash severance payment equivalent to twelve (12) months’ base pay.*

2.Payment by the Company of twelve (12) months’ of COBRA medical, dental and/or vision insurance premiums, based on Participant’s benefits plan elections in effect at the time of termination (continuation under COBRA thereafter will be at Participant’s expense). In order to receive this benefit, Participant must timely elect COBRA coverage on his or her behalf by completing the forms sent by the COBRA administrator.
3.Use of the Employee Assistance Plan provided by the Company as part of the 12 months’ of COBRA coverage. In order to receive this benefit, Participant must timely elect COBRA coverage on his or her behalf by completing the forms sent by the COBRA administrator.
4.Each time-based restricted stock unit (each, a “RSU”) held by an eligible Participant on the date of his or her covered termination that (a) was granted on or after the date that AMD files it’s Annual Report on SEC Form 10-K for its 2024 fiscal year (the “FY2024 Reporting Date”), and (b) is scheduled to vest within twelve (12) months following the date of the eligible Participant’s covered termination, will be deemed fully vested on the date of covered termination. An RSU that vests pursuant to the immediately preceding sentence will be settled within ten (10) calendar days following the date the Severance Agreement and General Release becomes binding and irrevocable.
5.Each performance-based restricted stock unit (each, a “PRSU”) held by an eligible Participant on the date of his or her covered termination that (a) was granted on or after the FY2024 Reporting Date, and more than one (1) year before the date of the Participant’s covered termination, and (b) is subject to a performance period that is scheduled to end within twelve (12) months following the date of the eligible Participant’s covered termination will become earned and vested (or, if applicable, forfeited) based on the lower of (x) actual performance, as determined by the Compensation and Leadership Resources Committee or its delegate based on the Company’s most recent publicly reported quarterly financial results, or (y) “target” level performance. Any such PRSU that is earned and vests pursuant to the immediately preceding sentence will be settled within ten (10) calendar days following the date the Severance Agreement and General Release becomes binding and irrevocable.
6.Each outstanding option to acquire AMD common stock (each, a “Stock Option”) that is (a) granted on or after the FY2024 Reporting Date and (b) scheduled to vest and become exercisable within twelve (12) months following the date of the eligible Participant’s covered termination, will become fully vested on the date of the eligible Participant’s covered termination. Each of the eligible Participant’s outstanding Stock Options that is vested and exercisable on the date of the eligible Participant’s covered termination, including any Stock Options that become fully vested and exercisable by reason of the immediately preceding sentence, may be exercised by the eligible Participant on or before the first (1st) anniversary of the date of the eligible Participant’s covered termination; provided, however, that in no event will any Stock Option remain exercisable beyond the maximum period permitted under the provisions of the applicable Stock

Schedule A-1

Option award agreement. Any Stock Option has not been exercised on or before the expiration date of such Stock Option will expire and be forfeited at such time without consideration. For avoidance of doubt, no Stock Options that become vested and exercisable pursuant to the first sentence of this paragraph 6 may be exercised before the date on which the eligible Participant’s Separation Agreement and General Release becomes binding and irrevocable.

The Company will set off on a pro-rata basis any severance pay amount in the event a Participant becomes re-employed by the AMD Group during the 12 months following receipt of a severance payment under this Plan.

*As permitted under the Plan, the benefits payable hereunder may, at the discretion of the Plan Administrator, be paid in any other form of payment as determined by the Plan Administrator. These benefits may be reduced by any amounts payable pursuant to the Worker Adjustment and Retraining Notification Act or any other similar federal, state or local statute, regulation or ordinance. In addition, payments hereunder shall be delayed to the extent required to ensure the Participant is not subject to additional taxation under Section 409A.

Schedule A-2

SCHEDULE B
FORM OF SEVERANCE AGREEMENT AND RELEASE SEVERANCE AGREEMENT AND GENERAL RELEASE
1.The intent of this Severance Agreement and Release (this “Agreement”) is to mutually, amicably and finally resolve and compromise all issues and claims surrounding the employment of
         (“Participant”) and ADVANCED MICRO DEVICES, INC. (“AMD”) and the conclusion of that employment.
2.In exchange for the release and promises described below, AMD agrees to provide the benefits set forth in Schedule A, based on the Participant’s position at termination, to the Advanced Micro Devices, Inc. Executive Severance Plan for Executive and Senior Vice Presidents (the “Plan”).

3.Participant agrees that the payments and benefits set forth in Schedule A of the Plan constitute valuable consideration for the promises and releases contained in this Agreement.
4.Participant agrees that this Agreement is strictly confidential and that he/she will not disclose its contents to anyone except his/her legal counsel, immediate family, financial advisor or as required by law.

5.Participant acknowledges that when he/she joined AMD, he/she executed and/or operated under an agreement regarding (among other things) assignment of inventions, non-solicitation and non- disclosure of confidential AMD or its predecessors’ information. Participant also acknowledges that while employed by AMD, he/she had access to, acquired and assisted in the development of confidential and proprietary information, inventions and trade secrets relating to the present and anticipated business and operations of AMD and third parties doing business with AMD, including (without limitation) product information, sales and marketing methods, marketing plans, sales forecasts and product plans, personnel data regarding employees of AMD (including salaries) and other information of a similar nature not available to the public. Participant agrees to keep confidential and not to disclose or use (either directly or indirectly) confidential or proprietary information without the prior written consent of AMD, or until the information otherwise becomes public knowledge, or such disclosure is protected as set forth in the “Protected Trade Secrets Disclosure” section of AMD’s Worldwide Standards of Business Conduct, which also sets forth the Company’s reporting policy for suspected violations of law. Participant further acknowledges and agrees that his/her invention assignment, non-solicitation, confidentiality and related obligations to AMD are affirmed here in their entirety, and continue to apply to Participant after this Agreement and as a result of this Agreement. Participant agrees and understands that these confidentiality obligations apply to all confidential, proprietary, and/or trade secret information capable of being used or shared by Participant outside of AMD in any manner. Participant is prohibited from using, repeating, or sharing any such information with any third party, whether in person, in writing, though use of digital media, in any social media context, or in any other manner except where disclosure is required by formal legal process.
6.Participant agrees to promptly return to AMD all copies and originals of documents, data, records, computers, mobile devices, computer software and documentation, notebooks, customer lists, bulletins, manuals, telephone and sales directories, production cost and purchasing and marketing information or other information pertaining to AMD’s business, AMD or customer confidential information, including any such information and data located on personal devices.

Schedule B-1

7.Participant agrees that following termination of his/her employment, he/she will not: (a) make any statement, oral or written, that has the effect of disrupting, damaging, maligning, impairing, or interfering with the business of AMD, whether via public or private comment, social media, or otherwise;
(b) make false statements about AMD, its business, or its employees; and/or (c) contribute to or use electronic or social media in any manner to malign, defame, or harm AMD, its business, or its employees, and that for twelve (12) months following the termination of his/her employment, he/she will not directly or indirectly solicit the services of any AMD current or then-current employee for any person or entity, or otherwise induce or attempt to induce such employee to terminate his/her employment with AMD.

8.In consideration for the payment and undertaking described above, Participant, on behalf of him/herself and his/her successors and assigns, and any other person or entity on his/her behalf, completely releases and forever discharges AMD and any and all of its affiliated or subsidiary companies, and their respective current and former shareholders, officers, agents, attorneys, employees, contractors and other contingent or third party workers, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Participant may now have, or has ever had, against them arising from his/her employment relationship with AMD, the compensation, benefits or wages provided for that employment, the termination of that employment, or any other relations of any kind between AMD and Participant, including (without limitation): any and all “wrongful discharge” claims; claims relating to any alleged contracts of employment (express or implied); claims relating to any covenant of good faith and fair dealing (express or implied); claims for any tort of any nature; claims for damages, wages or benefits of any type (including claims for sabbatical benefits) pursuant to any federal, state, or municipal statute or ordinance, including (without limitation) claims for damages for employment discrimination under the Civil Rights Act of 1866 (including Section 1981) or the Civil Rights Act of 1964 (including Title VII), the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act or Labor Code, the Texas Commission on Human Rights Act, the Massachusetts Fair Employment Practices Act, the Colorado fair employment statutes or any other law or legal principle or similar effect in any jurisdiction; and any and all claims for attorneys’ fees and costs or claims related to AMD equity plans. This provision does not act to release claims that may arise after the date of execution of this waiver and release.
9.As reasonably requested by AMD, Participant agrees to provide assistance to AMD and its representatives with respect to any legal matters in which Participant is named as a party or of which Participant may have relevant knowledge or documents. Although Participant will receive no additional compensation for such assistance beyond the benefits set forth in Schedule A based on the Participant’s position at termination, Participant will be reimbursed for reasonable expenses associated with such assistance that are approved in advance by AMD.

10.Participant confirms that he/she has read Section 1542 of the Civil Code of the State of California, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Participant understands that Section 1542 gives him/her the right not to release existing claims of which he/she is not now aware, unless he/she voluntarily chooses to waive this right. With this knowledge,

Schedule B-2

Participant nevertheless voluntarily waives the rights described in Section 1542 or any law or legal principle of similar effect in any jurisdiction and elects to assume all risks for claims that now exist in his/her favor, known or unknown.

11.This Agreement is not to be considered an admission of any liability or wrongdoing on the part of AMD. Participant acknowledges awareness of, access to, and review of the AMD anti- discrimination policies, the AMD Worldwide Standards of Business Conduct, and the related description of the AMD Aware, which as an alternative to traditional reporting to management allows AMD employees worldwide an opportunity to identify any good-faith concerns about any suspected non-compliance with such standards and policies. Participant represents here that to the extent that Participant suspects or suspected any non-compliance with those standards, or non-compliance with any other AMD policy, that such concerns have been raised in full through use of AMD Aware or other reporting processes identified by AMD policy.
12.If for any reason any provision of this Agreement is held to be unenforceable or unlawful, the remainder of the Agreement will remain binding and in effect.

13.In the event it is necessary for any party to bring legal action to enforce the terms of this Agreement, the prevailing party will be entitled to costs and reasonable attorneys’ fees.
14.Participant acknowledges he/she has been advised by this writing that: (i) he/she should consult with an attorney prior to executing this Agreement; (ii) he/she has forty-five (45) days within which to consider this Agreement; and (iii) he/she has seven (7) days from the date of execution of this Agreement to revoke this waiver and release.

If Participant wishes to enter into this Agreement, he/she must sign and date it, and submit it to AMD so that AMD receives it within the forty-five (45) day consideration period. Participant should submit the executed Agreement to AMD by scanning a signed copy and emailing to [email address].
If Participant wishes to revoke this Agreement, he/she must submit a written statement of revocation to AMD at the following email address:[email address]. Participant understands and agrees that to be valid, the statement of revocation must be received by AMD within seven (7) days of executing this Agreement. Participant further understands and agrees that if he/she revokes this Agreement, he/she forfeits all benefits he/she might have already received and/or would have received under the Agreement. This Agreement will not become effective until the revocation period has expired, and it will be null and void if Participant revokes it pursuant to this paragraph 14.

15.Participant agrees he/she is not executing this Agreement in reliance on any promises, representations or inducements other than those contained in this Agreement; and that he/she is signing this Agreement voluntarily. Notwithstanding any other provision of this Agreement, this general release does not release any claims that cannot lawfully be released. Participant also understands and agrees that nothing in this Agreement prevents him/her from exercising his/her protected rights under federal or state law. Participant understands that nothing contained in this Agreement limits Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), however to the extent permitted by law Participant expressly waives and relinquishes any rights Participant might have to recover damages or other relief (equitable or legal) in any such proceeding. Participant further understands that this Agreement does not limit Participant’s ability to communicate with or receive an award for information from any Government Agencies or otherwise participate in any investigation or

Schedule B-3

proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to AMD. This Agreement does not prevent Participant from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission; provided, however, that Participant expressly waives and relinquishes any rights Participant might have to recover damages or other relief (equitable or legal) in any such proceeding.
16.The Participant acknowledges that he or she must affirmatively elect COBRA by submitting the appropriate forms by the deadline. Execution of this Agreement is not an election of COBRA.

17.This Agreement and the Plan constitute the full and complete understanding of the parties, and fully supersedes any and all prior agreements or understandings between the parties, whether oral or written, on the subject covered.

PARTICIPANT

Dated:
(Signature)

ADVANCED MICRO DEVICES, INC.

Dated:

Schedule B-4